Exhibit p

SUBSCRIPTION AGREEMENT

WHEREAS, there has been organized under the laws of the State of Maryland, a corporation known as Duff & Phelps Global Utility Income Fund Inc. (the “Fund”).

WHEREAS, the Fund has been organized for the purpose of engaging in any activity not prohibited by Maryland law.

WHEREAS, the Fund is authorized to issue 600,000,000 of shares of common stock, $0.001 par value per share (“Common Shares”).

NOW, THEREFORE, it is agreed:

1.	The undersigned hereby subscribes for and agrees to purchase 5,000 Common Shares and agrees to pay the amount of $100,000 therefor.

2.	The undersigned represents and warrants that it is purchasing the Common Shares subscribed for hereunder for investment and not with a view to or for sale in connection with any public distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). In making any subsequent offering or sale of the Common Shares purchased hereby, it will be acting only on its own behalf and not as part of a sale or planned distribution which would be in violation of the Securities Act.

3.	The undersigned hereby acknowledges that the Common Shares subscribed for hereunder are being sold in a transaction not involving any public offering within the meaning of the Securities Act, that such Common Shares have not been and will not be registered under the Securities Act or any state securities laws and that if in the future it decides to offer, sell, or otherwise transfer any of such Common Shares, such Common Shares may not be offered, sold or otherwise transferred unless they are registered under the Securities Act and any applicable state securities laws or the transaction is exempt from such registration. The undersigned acknowledges that, as long as appropriate, a legend similar to the following may appear on any certificates representing the Common Shares purchased hereby: “These securities have not been registered under the Securities Act of 1933 and may be offered and sold only if so registered or if an exemption from registration is available.” The undersigned agrees that it will not offer, sell or otherwise transfer all or any portion of the Common Shares subscribed for hereunder unless such Common Shares have been registered under the Securities Act and any applicable state securities laws or the transaction is exempt from such registration. The undersigned acknowledges that if any transfer of such Common Shares is to be made in reliance on any exemption under the Securities Act, the Fund may require an opinion of counsel reasonably satisfactory to it that such transfer may be made pursuant to an exemption under the Securities Act.

4.	The subscription hereunder shall be payable at such time or times as the officers of the Fund may determine, and the Common Shares subscribed for hereunder shall be issued at the time payment is received therefor.

Dated as of the 10th day of June, 2011.

Virtus Partners, Inc.

By:	/s/ David Hanley
Name:	David Hanley
Title:	Vice President and Treasurer

Accepted as of

June 13, 2011

Duff & Phelps Global Utility Income Fund Inc.

By:	/s/ T. Brooks Beittel
Name:	T. Brooks Beittel
Title:	Secretary